EXHIBIT 15.1

December 7, 2004

The Home Depot, Inc.
Atlanta, Georgia

With respect to the accompanying registration statement, we acknowledge our awareness of the incorporation therein by reference of our reports dated November 15, 2004, August 16, 2004 and May 17, 2004 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia